EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hector de J. Ruiz and Robert J. Rivet, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Hector de J. Ruiz	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	Feb. 20, 2005
Hector de J. Ruiz

/s/ Robert J. Rivet	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	Feb. 23, 2005
Robert J. Rivet

/s/ W. Michael Barnes	Director	Feb. 20, 2005
W. Michael Barnes

/s/ Charles M. Blalack	Director	Feb. 19, 2005
Charles M. Blalack

/s/ R. Gene Brown	Director	Feb. 22, 2005
R. Gene Brown

/s/ Bruce L. Claflin	Director	Feb. 21, 2005
Bruce L. Claflin

/s/ H. Paulett Eberhart	Director	Feb. 23, 2005
H. Paulett Eberhart

/s/ David J. Edmondson	Director	Feb. 22, 2005
David J. Edmondson

/s/ Robert B. Palmer	Director	Feb. 23, 2005
Robert B. Palmer

/s/ Leonard M. Silverman	Director	Feb. 18, 2005
Leonard M. Silverman

/s/ Morton L. Topfer	Director	Feb. 23, 2005
Morton L. Topfer